Exhibit 10.1

AMENDED AND RESTATED

EMPLOYMENT, SETTLEMENT, CONSULTING AND

NONCOMPETITION AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT, SETTLEMENT, CONSULTING AND NONCOMPETITION AGREEMENT (“Agreement”) is executed as of April 1, 2012, by and among Union First Market Bankshares Corporation, formerly known as Union Bankshares Corporation, a Virginia corporation (“Employer”) (references herein to Employer shall be deemed to include Union First Market Bank unless the context requires otherwise) (sometimes Employer and Union First Market Bank are individually and collectively hereinafter referred to as “Union”), on the one hand, and David J. Fairchild, an adult citizen of Virginia (“Employee”), on the other.

WITNESSETH:

WHEREAS, Employee has been an executive officer of Employer since February 1, 2010;

WHEREAS, the parties have agreed to enter into this Agreement to provide for the continued employment of Employee by Employer through September 30, 2013;

WHEREAS, Employer considers the availability of Employee’s services to be important to the management and conduct of Employer’s business and desires to secure the continued availability of Employee’s services as a consultant for a period of two years beginning on October 1, 2013 and ending on September 30, 2015; and

WHEREAS, Employee is willing to make his services available to Employer on the terms and subject to the conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

1. Employment. As of the first date above written (the “Effective Date”), Employee shall be employed as President of Employer and Employee shall no longer be employed as the Executive Vice President and Chief Banking Officer of Union First Market Bank. Employee hereby accepts and agrees to such employment, subject to the general supervision and pursuant to the orders, advice, and direction of Employer. Employee shall perform such duties as are customarily performed by one holding the position of president of a bank holding company and shall additionally render such other services and duties as may be reasonably assigned to him from time to time by Employer, consistent with his position. All services hereunder shall be rendered by Employee to the best of his ability in a competent, efficient, and businesslike manner.

2. Term of Employment. The term of employment under this Agreement (the “Employment Term”) shall commence on the Effective Date and shall end on September 30, 2013 unless sooner terminated as provided in the Agreement.

3. Compensation and Benefits.

(a) Base Salary. For all services rendered by Employee to Employer under this Agreement, Employer shall pay to Employee, during the Employment Term, an annual base salary of $175,000 (the “Base Salary”), which will be payable in accordance with the payroll practices of Employer applicable to all employees. The Base Salary may be adjusted upward but not downward by the Board of Directors of Employer in its sole discretion. Notwithstanding the foregoing, Employee shall not receive the Base Salary in any period following the commencement of the Consulting Period described in Section 8 (but shall receive the compensation provided in Section 8(b)).

(b) Annual Bonus. During the Employment Term, Employee may be entitled to receive an annual cash bonus payment in such amount and at such times as is consistent with Union’s management incentive plan or any other approved incentive compensation plan for which Employee may be eligible. If awarded, each annual cash bonus will be paid no later than two and one-half months after the end of the calendar year for which the annual bonus is awarded.

(c) Benefits. During the Employment Term, Employee will be entitled to participate in and receive the benefits of any pension or other retirement benefit plan, life insurance, profit sharing, stock option, stock grant, employee stock ownership, and other plans, benefits and privileges (the “Benefit Plans”) given to employees and similarly situated officers of Union that may be in effect from time to time, to the extent Employee is eligible under the terms of those plans and programs. Notwithstanding the foregoing, Employee shall not be eligible to participate in or earn benefits under any of the Benefit Plans at the time the Consulting Period (as defined in Section 8) shall be in effect, except as otherwise provided in Section 8.

(d) Business Expenses. Employer will reimburse Employee or otherwise provide for or pay for all reasonable expenses incurred by Employee in furtherance of, or in connection with, the business of Employer, including, but not by way of limitation, travel expenses, a monthly car allowance, expenses incurred by Employee for the use of any cellular devices used for business purposes, and business related expenses, subject to such reasonable documentation and other limitations as may be established by the Board of Directors of Employer.

(e) Paid Time Off. Employee will be entitled to such number of hours and/or weeks of paid time off as shall be established by Union’s personnel policy, as modified from time to time, but not less than 4 weeks, to be taken at such times and intervals as shall be determined by Employee with the approval of Employer, which approval shall not be unreasonably withheld.

4. Covenants of Employee.

(a) To the extent and subject to the limitations provided in the following subsections of this Section 4 (whichever may be applicable), upon termination of Employee’s employment, Employee will not directly or indirectly, either as a principal, agent, employee, employer, stockholder, co-partner or in any other individual or representative capacity whatsoever: (i) engage in a Competitive Business anywhere in the Market Area (as defined below); (ii) solicit, or assist any other person in soliciting, any customers or clients of Union and its Affiliates to become customers or clients of any business entity that is not an Affiliate of Union; (iii) induce any customers or clients of Union or its Affiliates to terminate their relationship with such entities; or (iv) contact, solicit, or assist in the solicitation of any employee to terminate his/her employment with Employer, Union or their Affiliates. Notwithstanding the foregoing, Employee may purchase or otherwise acquire up to (but not more than) one percent of any class of securities of any business enterprise (but without otherwise participating in the activities of such enterprise) that engages in a Competitive Business in the Market Area and whose securities are listed on any national or regional securities exchange or have been registered under Section 12 of the Securities Exchange Act of 1934. As used in this Agreement, the term “Competitive Business” means the financial services business, which includes one or more of the following businesses: consumer and commercial banking, residential and commercial mortgage lending, securities brokerage and asset management, and any other business in which Employer, Union or any of their Affiliates is engaged at the time of termination of Employee’s employment; the term “Market Area” means the area within a 10 mile radius of any banking office or a loan production office (excluding for purposes of this Agreement an office providing residential mortgage loans) that Employer, Union or any of their Affiliates has established and is continuing to operate at the time of termination of Employee’s employment; the term “Affiliate” means a Person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, Employer; and the term “Person” means any person, partnership, corporation, company, group or other entity.

(b) If Employee voluntarily terminates employment with Employer at any time during the Employment Term other than for Good Reason (as defined in Section 6(d)), Employee will be subject to the provisions of Section 4(a) until the second anniversary of Employee’s termination.

(c) If Employee’s employment is terminated by Employer for Cause (as defined in Section 6(b)) or as a result of a Disability Notice (as defined in Section 5) during the Employment Term, Employee will be subject to the provisions of Section 4(a) until the second anniversary of Employee’s termination.

(d) If Employee’s employment is terminated at any time during the Employment Term by Employer for reasons other than Cause (as defined in Section 6(b)) or other than as a result of a Disability Notice (as defined in Section 5), Employee will be subject to the provisions of Section 4(a) until the later of: (i) the first anniversary of Employee’s termination, or (ii) the date as of which Employee ceases to receive Termination Compensation as provided in Section 6(c).

(e) Notwithstanding any other provision of this Agreement to the contrary, if Employee voluntarily terminates his employment with Employer during the Employment Term for Good Reason, Employee will not be subject to Section 4(a).

(f) During the Employment Term and thereafter, and except as required by any court, supervisory authority or administrative agency or as may be otherwise required by applicable law, Employee shall not, without the written consent of either (i) the Chief Executive Officer of Union, or (ii) the Board of Directors of Employer, or a person authorized thereby, disclose to any person (other than his personal attorney, or an employee of Employer or an Affiliate of Employer, or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by Employee of his duties as an employee of Employer) or utilize in conducting a business, any confidential or proprietary information obtained by him while in the employ of Employer, unless such information has become a matter of public knowledge at the time of such disclosure.

(g) The covenants contained in this Section 4 shall be construed and interpreted in any judicial proceeding to permit their enforcement to the maximum extent permitted by law. Employee agrees that the restraints imposed herein are necessary for the reasonable and proper protection of Employer, Union and their Affiliates, and that each and every one of the restraints is reasonable in respect to activities restricted, length of time and geographic area. If, however, the time, geographic and/or scope of activity restrictions set forth in Section 4 are found by an arbitrator or court to be unenforceable because the restrictions are overbroad, the arbitrator or court, as applicable, is empowered and directed to modify the restriction(s) to the extent necessary to make them enforceable. Employee acknowledges that strict enforcement of the terms of Section 4 will cause no hardship to either Employee or his family. Employee further acknowledges that damages at law would not be a measurable or adequate remedy for breach of the covenants contained in this Section 4 and, accordingly, Employee agrees to submit to the equitable jurisdiction of any court of competent jurisdiction in connection with any action to enjoin Employee from violating any such covenants. All the provisions of this Section 4 will survive termination and expiration of this Agreement.

5. Disability. Employee’s employment hereunder may be terminated at any time because of Employee’s inability with reasonable accommodation to perform his duties with Employer on a full time basis for 180 consecutive days or a total of at least 240 days in any twelve month period as a result of Employee’s incapacity due to physical or mental illness (as determined by an independent physician selected by Employer’s Board of Directors). Such termination shall be made by action of the Board of Directors of Employer by providing written notice to Employee (the “Disability Notice”) of the effective time of such termination (the “Disability Termination Date”). Prior to the Disability Termination Date, Employee shall continue to earn all compensation (including bonuses and incentive compensation, if any) to which Employee would have been entitled as if he had not been disabled, such compensation to be paid at the time, in the amounts, and in the manner provided in Section 3, inclusive of any compensation received pursuant to any applicable disability insurance plan of Employer. Following the Disability Termination Date, Employee shall receive compensation to which he is entitled under any applicable disability insurance plan in lieu of other compensation or benefits hereunder, except to the extent otherwise specifically provided herein.

6. Termination.

(a) If Employee shall die during the period of his employment hereunder, this Agreement and the employment relationship hereunder will automatically terminate on the date of death, which date shall be the last day of the Employment Term. Section 8 below deals with the effect of death on the Employee’s right to the Consulting Compensation.

(b) Employee’s employment may be terminated at any time without further liability on the part of Employer effective immediately by a two-thirds vote of the Board of Directors of Employer for Cause by written notice to Employee setting forth in reasonable detail the nature of such Cause. Only the following shall constitute “Cause” for such termination:

(i) continued failure by Employee for reasons other than disability to follow reasonable instructions or policies of the Board of Directors of Employer after being advised in writing of such failure, including specific actions or inaction on the part of Employee and the particular instruction or policy involved, and being given a reasonable opportunity and period (as determined by the Board of Directors of Employer but in no event less than ten calendar days) to remedy such failure;

(ii) gross incompetence, gross negligence, willful misconduct in office or breach of a material fiduciary duty owed to Employer or any Affiliate thereof;

(iii) final non-appealable conviction of a felony or a crime of moral turpitude (or a plea of nolo contendere thereto) or commission of an act of embezzlement or fraud against Employer or any Affiliate thereof;

(iv) any breach by Employee of a material term of this Agreement or violation in any material respect of any code or standard of conduct generally applicable to officers of Employer, including without limitation material failure to perform a substantial portion of his duties and responsibilities hereunder as established from time to time by the Board of Directors of Employer, after being advised in writing of such breach, violation, or failure and being given a reasonable opportunity and period (as determined by the Board of Directors of Employer but in no event less than ten calendar days) to remedy such breach, violation or failure;

(v) dishonesty of Employee with respect to Employer or any Affiliate thereof; or

(vi) Employee’s willful engaging in conduct that is demonstrably and materially injurious to Employer, monetarily or otherwise, or any conduct reasonably deemed by the Board of Directors of Employer to be immoral or which may bring embarrassment or disrepute to Employer, its good name or status.

In the event Employee’s employment under this Agreement is terminated for Cause, or if Employee shall voluntarily terminate his employment hereunder (other than for Good Reason in accordance with Section 6(d)), Employee shall have no right to render further services as an Employee or to receive his Base Salary, or employment benefits as described in Section 3(c)-3(e).

(c) Employer may terminate Employee’s employment, other than for “Cause” either as described in subparagraph (b) above, or by a Disability Notice as provided in Section 5, at any time upon written notice to Employee, either of which such termination shall be effective immediately. In the event Employer terminates Employee pursuant to this subparagraph (c): (i) Employee will receive any compensation due hereunder but not yet paid through the date of such termination and (ii) Employer and Employee shall use their best efforts to accelerate vesting of any nonvested benefits of Employee under any Benefit Plan to the extent permitted by law and the terms of such plan. If the Employee is terminated pursuant to this Section 6(c), the consulting provisions of Section 8 will not be applicable; provided, however, that Employee shall begin to receive the consulting compensation described in Section 8(b) and 8(c), subject to the six-month delay provision described in this subparagraph (c) if the Employee is a Key Employee on the date of termination. Notwithstanding anything in this Agreement to the contrary, if Employee breaches Section 4(a) of this Agreement during the period that he is receiving Termination Compensation, Employee will not be entitled to receive any further Termination Compensation or benefits continuation pursuant to this Section 6(c).

(d) Employee may voluntarily terminate his employment hereunder for Good Reason by written notice to the Board of Directors of Employer effective 30 days after receipt of such notice by the Board of Directors. In the event Employee terminates his employment for Good Reason, he shall be entitled to receive (i) any compensation due but not yet paid through the date of such termination and (ii) Employer and Employee shall use their best efforts to accelerate vesting of any nonvested benefits of Employee under any Benefit Plan to the extent permitted by law and the terms of such plan. If the Employee terminates pursuant to this Section 6(d), the consulting provisions of Section 8 will not be applicable; provided, however, that Employee shall begin to receive the consulting compensation described in Section 8(b) and 8(c), subject to the six-month delay provision described in subparagraph (c) above if the Employee is a Key Employee on the date of termination.

“Good Reason” shall mean the occurrence of any of the following events without Employee’s express written consent:

(i) the assignment to Employee of duties inconsistent with the position and status of the offices and positions of Employee held at the Effective Time;

(ii) a reduction by Employer in Employee’s Base Salary as then in effect, or the exclusion of Employee from participation in the Benefit Plans as set forth in Section 3(c); or

(iii) an involuntary relocation of Employee more than 15 miles from the location where Employee worked at the Effective Time or the breach by Employer of any material provision of this Agreement.

(e) For purposes of this Agreement, “Key Employee” shall have the meaning assigned to that term under Section 409A of the Code, which generally defines a Key Employee as an employee who, with respect to a publicly traded company, is (a) one of the top fifty most highly compensated officers with an annual compensation in excess of $130,000 (as adjusted from time to time by Treasury Regulations), (b) a five percent owner of the Company, or (c) a one percent owner of the Company with annual compensation in excess of $150,000 (as adjusted from time to time by Treasury Regulations).

7. Other Employment. While employed by Employer, Employee shall devote all of his business time, attention, knowledge and skills solely to the business and interest of Employer, Union, and their Affiliates, and Employer, Union, and their Affiliates shall be entitled to all of the benefits, profits and other emoluments arising from or incident to all work, services and advice of Employee related to Employer’s business, and Employee shall not, during the period of his employment hereunder, become interested directly or indirectly, in any manner, as partner, officer, director, stockholder, advisor, employee or in any other capacity in any other business substantially similar to Employer’s business; provided, however, that nothing herein contained (including without limitation the provisions of Section 4(a)) shall be deemed to prevent or limit the right of Employee to invest in a business substantially similar to Employer’s business if such investment is limited to less than one percent of the capital stock or other securities of any corporation or similar organization whose stock or securities are publicly owned or are regularly traded on any public exchange.

8. Consulting Status. Subject to Sections 6(c) and (d) of this Agreement, at the end of the Employment Term, Employee shall relinquish his responsibilities as President of Employer and shall become an independent consultant to Employer. As an independent consultant, Employee shall render services as an independent contractor (and not as an employee) in the nature of customer and community relations, business development, employee relations and general advice and assistance relating to Employer’s customers and employees and to the growth and development in Virginia and elsewhere of the business of Employer. Such services shall be rendered at such times, in such amounts, in such manner, in such places and on such schedule as shall be determined by Employee at his sole discretion so long as it results in no unusual expense to Employer, and Employee shall attempt for his consulting activities to be performed in a manner and at times and places convenient to the Employer. Employee shall not be required to maintain records of hours worked or to work in accordance with any fixed schedule during the period that he renders consulting services. Employee shall be allowed to obtain any other employment and engage in any type of activity as long as it does not violate Section 4(a) (as interpreted in this Section 8 with reference to the Consulting Period and not the post-employment termination period referenced in Section 4(a)) and in the event of any scheduling conflict between Employer’s request for consulting and Employee’s other activities, Employee shall have the sole discretion to determine which activities to undertake without such decision constituting a violation of his consulting obligations or his right to the Consulting Compensation. During such period, the following provisions shall be applicable:

(a) The period that Employee renders the consulting services hereunder (the “Consulting Period”) shall commence on the day following the end of the Employment Term or sooner in the event of any earlier termination and shall terminate on the second anniversary of such date.

(b) Employee acknowledges that the Consulting Compensation payable to him during the Consulting Period is in substantial part in exchange for the covenant not to engage in a Competitive Business set forth in Section 4(a), and consequently Employee agrees that the provisions of Section 4(a) shall apply with respect to him until the close of the Consulting Period (and that the period provided in Section 4(b), (c) or (d) shall be interpreted with reference to termination of the Consulting Period rather than the Employment Term). In addition to the foregoing, the provisions of Section 4(f) and Section 4(g) shall continue to be applicable (and Section 4(g) shall be interpreted as if this Section 8(b) were contained in Section 4). Employee shall receive, as compensation for the consulting services, and in settlement of all rights and benefits of Employee under the Amended and Restated Employment Agreement, effective as of February 1, 2010, and the Amended and Restated Management Continuity Agreement, effective as of February 1, 2010, by and between Employer and Employee, and in exchange for continuation of the covenants in Section 4(a) and (f) and application of the provisions of Section 4(g), the amount of $24,312.25 payable on the first payroll date of Employer each month during the Consulting Period (the “Consulting Compensation”).

(c) As additional consideration payable by Employer hereunder, Employer shall provide to Employee, at Employer’s expense during the Consulting Period, family hospitalization, health and dental insurance benefits on terms no less favorable than what Employee would be entitled to under retiree insurance plans of Union as in effect on the date of Employee’s employment by Employer. In addition, during the Consulting Period, Employee shall be eligible to participate in retiree life insurance benefits as available to similarly situated retirees of Union.

(d) Subject to Sections 6(c) and (d) of this Agreement, in the event of Employee’s termination of service as an employee during the Employment Term or as a consultant prior to the close of the Consulting Period for any reason whatsoever, Employee shall nevertheless be entitled to receive the payments in Section 8(b) and the insurance and other benefits in Section 8(c) Employee would have received (to the extent not already received), Employer and Employee shall use their best efforts to accelerate vesting of any nonvested benefits of Employee under any Benefit Plan to the extent permitted by law and the terms of such plan, and Employee shall be obligated to comply with the covenants in Section 4(a) to the same extent Employee would have been obligated, had the Consulting Period continued through the date of its termination as provided in Section 8(a). In the event Employee shall violate any one of the covenants in Section 4(a), the Consulting Period payments shall thereupon cease and Employee shall have no further rights hereunder.

(e) Employee acknowledges that he will be an independent contractor and not an employee of Employer during the Consulting Period. As an independent contractor, Employee shall not be entitled to participate in any employee benefit plans or programs which Employer maintains for the benefit of its employees, however, Employee shall be entitled to the benefits set forth in Section 8(c) for the duration of the Consulting Period. Employer shall not withhold or pay any payroll taxes or income taxes with respect to Employee, and Employee hereby acknowledges his responsibility therefor and agrees to pay all such taxes when due.

9. Miscellaneous.

(a) This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia without regard to conflicts of law principles thereof.

(b) This Agreement constitutes the entire Agreement between Employee, Employer, and Union with respect to the subject matter hereof and, as of the date hereof, shall supersede in their entirety any and all prior oral or written agreements, understandings or arrangements between Employee and Employer, or Employee and Union, or any of their respective Affiliates relating to the terms of Employee’s employment, including without limitation the Amended and Restated Employment Agreement, effective as of February 1, 2010, and the Amended and Restated Management Continuity Agreement, effective as of February 1, 2010, by and between Employer and Employee. All such agreements, understandings and arrangements are terminated and are of no force and effect as of the date first above written. Employee hereby expressly disclaims any rights under any prior agreements, understandings and arrangements. This Agreement may not be amended or terminated except by an agreement in writing signed by both parties.

(c) This Agreement may be executed in one or more counterparts, all of which, taken together, shall constitute one and the same instrument.

(d) Any notice or other communication required or permitted under this Agreement shall be effective only if it is in writing and delivered in person or by nationally recognized overnight courier service or deposited in the mail, postage prepaid, return receipt requested, addressed as follows:

To Employer or Union:

G. William Beale

Union First Market Bankshares Corporation

Three James Center

1051 East Cary Street, Suite 1200

Richmond, Virginia 23219

To Employee:

David J. Fairchild

Union First Market Bankshares Corporation

Three James Center

1051 East Cary Street, Suite 1200

Richmond, Virginia 23219

Notices given in person or by overnight courier service shall be deemed given when delivered in person or when delivered to the courier addressed to the address specified in this Section 9(d), and notices given by mail shall be deemed given three days after deposit in the mails. Any party hereto may designate by written notice to the other party in accordance herewith any other address to which notices addressed to him shall be sent.

(e) The provisions of this Agreement shall be deemed severable, and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. It is understood and agreed that no failure or delay by Employer, Union or Employee in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

(f) This Agreement may not be assigned by Employee without the written consent of Employer. This Agreement shall be binding on any successors or assigns of Employer, Union and Employee.

(g) For purposes of this Agreement, employment of Employee by any Affiliate of Union shall be deemed to be employment by Employer hereunder, and a transfer of employment of Employee from one such Affiliate to another shall not be deemed to be a termination of employment of Employee by Employer or a cessation of the term of this Agreement, it being the intention of the parties hereto that employment of Employee by any Affiliate of Union shall be treated as employment by Employer and that the provisions of this Agreement shall continue to be fully applicable following any such transfer. References herein to the “Employer” shall mean any such Affiliate which employs Employee.

(h) Notwithstanding any other provision of this Agreement to the contrary, for any taxable year(s) in which Employee shall be liable for the payment of an excise tax under Section 4999 of the Code (or any successor provision thereto) (the “Excise Tax”) with respect to any payment or benefit in the nature of compensation made or provided hereunder by Union or Employer or any other Affiliate of Union (except for payments or benefits, if any, incident to a Change of Control), Employer shall pay to Employee an additional amount (the “Reimbursement Payment”) such that the net amount of the payments or benefits retained by Employee after deduction of (i) any Excise Tax imposed on Employee and any interest charges or penalties in respect of the imposition of the Excise Tax (but not any other federal, state or local income tax) on the payments or benefits received by Employee and amounts payable under the second paragraph of this Section 9(h) (the “Excise Tax Amount”) and (ii) any federal, state, and local income tax and Excise Tax imposed on the Excise Tax Amount, is equivalent, on an after-tax basis, to the amount that the Employee would have retained if the Excise Tax had not been imposed. The Reimbursement Payment shall be made to Employee not later than five days after presentation to Employer of evidence that Employee has been determined to be liable for the Excise Tax. For purposes of determining the Reimbursement Payment, Employee shall be deemed to pay federal income taxes at the highest marginal rate (taking into account any phase-out of otherwise available deductions or exemptions) in the calendar year in which the Reimbursement Payment is to be made and the highest marginal rate in the state and locality of Employee’s domicile for income tax purposes on the date the Reimbursement Payment is to be made, net of the maximum reduction of federal income taxes that may be obtained from the deduction of state and local income taxes.

In addition to the foregoing, Employer (or its successors) shall indemnify and hold Employee harmless from any and all losses, costs and expenses (including without limitation, reasonable attorney’s fees, reasonable accountant’s fees, interest, fines and penalties of any kind) which Employee incurs as a result of any administrative or judicial review of Employee’s liability for any Excise Tax by the Internal Revenue Service or any comparable state agency through and including a final judicial determination or final administrative settlement of any dispute arising out of Employee’s liability for any Excise Tax or otherwise relating to the classification for purposes of Section 280G of the Code of any payment or benefit in the nature of compensation described in the preceding paragraphs of this Agreement. Employee shall promptly notify Employer in writing whenever Employee receives notice of the commencement of any judicial or administrative proceeding, formal or informal, in which the federal tax treatment under Section 4999 of the Code of any amount paid or payable to Employee is being reviewed or is in dispute (including a notice of audit or other inquiry concerning the reporting of Employee’s liability for the Excise Tax). Employer may assume control at its expense over all legal and accounting matters pertaining to such federal or state tax treatment (except to the extent necessary or appropriate for Employee to resolve any such proceeding with respect to any matter unrelated to the matters described in this subsection (h)) and Employee shall cooperate fully with Employer in any such proceeding. Employee shall not enter into any compromise or settlement or otherwise prejudice any rights Employer may have in connection therewith without prior consent of Employer. In the event that Employer does not assume control over such matters, Employer shall promptly reimburse Employee for all reasonable expenses related thereto as and when incurred upon presentation of appropriate documentation relating thereto.

It is intended by the parties to this Agreement that this Section 9(h) shall survive the expiration of the Employment Term or the Consulting Period.

[signatures on next page]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

EMPLOYER AND UNION:

UNION FIRST MARKET BANKSHARES CORPORATION

By:	/s/ G. William Beale
G. William Beale
Chief Executive Officer

EMPLOYEE:

/s/ David J. Fairchild
David J. Fairchild

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